                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-65867

                   PROSPECTUS SUPPLEMENT DATED MARCH 15, 1999
                                       to
                       Prospectus Dated November 20, 1998

                                 217,519 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated November 20, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 217,519 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of American Internet Corporation ("American Internet"), by and through a merger of American Internet with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Footnotes (3) and (4) below (the "Footnotes") set forth shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The Prospectus is hereby amended to include these additional shareholders, identified in the table below, who were not specifically identified in the Footnotes in the Prospectus as Selling Shareholders. Additionally, in Footnote 3 a Selling Shareholder is incorrectly identified as "The Andrew W. Melton Foundation". This Selling Shareholder is "The Andrew W. Mellon Foundation".

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
                                            Number of Shares     Percent of      Number of Shares
                                              Beneficially       Outstanding      Registered for
Name of Selling Shareholder                      Owned             Shares         Sale Hereby(1)

Matrix Partners IV, L.P.(3)                     206,644               *              206,644

Matrix IV Entrepreneurs Fund L.P.(4)             10,875               *               10,875

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* less than one percent


(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.

(3) Subsequent to the date of this Prospectus Supplement, the shares held by Matrix Partners IV, L.P. may be distributed to Johnathon D. Sokoloff, Trustee Kathryn Claire Barrows Trust, Johnathon D. Sokoloff, Trustee Haley Elizabeth Barrows Trust, Roger J. Hawke, Trustee The Ferri Grandchildren's Trust-1995, Edward F. Hines, Jr., Trustee Richard Matthew Humphreys Trust, Karen Levy, Trustee Irrevocable Trust Dated 11/16/95 FBO Alexis Marcuvitz, and Karen Levy, Trustee Irrevocable Trust Dated 11/16/95 FBO Adam Marcuvitz, in addition to those already listed in the Footnote.

(4) Subsequent to the date of this Prospectus Supplement, the shares held by Matrix IV Entrepreneur L.P. may be distributed to Timothy A. Barrows, John
     C. Boyle, Paul J. Ferri, W. Michael Humphreys, Andrew Marcuvitz, Andrew W. Verhalen, Johnathon D. Sokoloff, Trustee Kathryn Claire Barrows Trust, Johnathon D. Sokoloff, Trustee Haley Elizabeth Barrows Trust, Roger J. Hawke, Trustee The Ferri Grandchildren's Trust-1995, Edward F. Hines, Jr., Trustee Richard Matthew Humphreys Trust, Karen Levy, Trustee Irrevocable Trust Dated 11/16/95 FBO Alexis Marcuvitz, and Karen Levy, Trustee Irrevocable Trust Dated 11/16/95 FBO Adam Marcuvitz, in addition to those already listed in the Footnote.